Exhibit 11(b)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A of Fidelity Government Securities Fund, of our report dated November 1, 1995 on the financial statements and financial highlights included in the September 30, 1995 Annual Report to Shareholders of Fidelity Short-Intermediate Government Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Fidelity Short-Intermediate Government Fund's Auditor" in the Statement of Additional Information. /s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
November 14, 1995